Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

H. P. Mechler

Senior VP & CFO

281-490-9652

Imperial Sugar Updates Port Wentworth Rebuild Project

Sugar Land, TX—(June 12, 2009) - The Imperial Sugar Company (NASDAQ:IPSU) updated the status of the project to rebuild its Port Wentworth, Georgia refinery, which was extensively damaged in an industrial accident in February 2008. Imperial re-affirmed that it expects to begin producing granulated bulk sugar at the facility in June 2009, and to have complete restoration of packaging capabilities in the fall of 2009. The Company reported that through May 31, 2009, it had spent approximately $85 million of the estimated $200 million to $220 million construction costs. The Company received $16 million of advances under the property insurance policy in May 2009 and additional advances of $18 million thus far in June. The Company’s property insurance policy provides coverage for construction replacement cost, as well as business interruption and certain payroll and other costs. Advances, which total $194 million to-date, are not identified with any specific coverage under the policy. The Company also reported that as of May 31, 2009, it had cash balances of $86 million and available, undrawn revolving credit capacity of $33 million, after deducting $60 million of outstanding borrowings under that facility.

John Sheptor, Imperial’s President and CEO said, “The rebuild project is progressing and we are on track to begin bulk sugar production later this month. Installation of the equipment required to produce and ship bulk product is complete, with equipment test out and completion of the related structures proceeding. We completed the concrete pour of the 150 foot tall refined sugar silos in May and work on the interior structures has commenced. The new packaging building is virtually complete structurally and we are preparing to begin installation of material handling and packaging equipment. We continue to be encouraged by the support we have received from our customers and are excited to begin serving them again from Port Wentworth.”

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding Port Wentworth construction costs, timelines and operational restart dates, future market prices and margins, future expenses and liabilities arising from the Port Wentworth refinery incident, future insurance recoveries, future actions regarding the Louisiana Sugar Refinery, LLC venture, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations and capital investment programs, future pension plan contributions and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions include, but are not limited to, market factors, farm and trade policy, results of damaged equipment inspections, unforeseen engineering, construction and equipment delays, regulatory or third party inspections and approvals, results of insurance negotiations, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.